EXHIBIT 23.6

                        Consent of Independent Auditors



The Board of Directors
Cendant Corporation



We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cendant Corporation pertaining to the Cendant Corporation 1997 Employee Stock Plan, of our report dated February 21, 1996, with respect to the consolidated balance sheet of Davidson & Associates, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statements of earnings, shareholders' equity, and cash flows and related schedule for each of the years in the two year period ended December 31, 1995.

                            /s/ KPMG Peat Marwick LLP

Long Beach, California
January 27, 1998